EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Director, Media Relations	Moved On PR Newswire
	Corporate	March 2, 2007
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

CSC WITHDRAWS CONSENT SOLICITATION FOR OUTSTANDING NOTES

          EL SEGUNDO, Calif., March 2 - Computer Sciences Corporation (NYSE: CSC) announced today that it is withdrawing its previously announced consent solicitation with respect to all of its outstanding 3.50% Notes due 2008, 6.25% Notes due 2009, 7.375% Notes due 2011 and 5.00% Notes due 2013 (together, the “Notes”). On Feb. 21, 2007, CSC commenced the Consent Solicitation requesting a one-time waiver through July 9, 2007, of any default or event of default that has arisen prior to the effective date of the waiver by virtue of CSC’s failure to file with the Securities and Exchange Commission (the “SEC”) and furnish to Citibank, N.A., the Trustee, with respect to the Notes, and holders of the Notes, certain reports required to be so filed and furnished by CSC pursuant to the terms of the indentures governing the Notes.

          As announced on Feb. 28, 2007, CSC completed its internal investigation of its stock option grant practices, which was initiated by CSC’s Board of Directors in response to investigations of CSC’s option grant practices by the SEC and the United States Attorney’s Office for the Eastern District of New York. Following the completion of this internal investigation, CSC has transmitted to the SEC, for filing on March 5, 2007, CSC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended Sept. 29, 2006, and Dec. 29, 2006, and has also furnished Citibank, N.A., as Trustee, copies of such reports, which will cure any default under the indentures for which the one-time waiver was being sought pursuant to the Consent Solicitation. Accordingly, CSC has elected to withdraw the Consent Solicitation effective immediately.

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Computer Sciences Corporation - Page 2	March 2, 2007

          Questions related to the withdrawal and termination of the Consent Solicitation should be directed to Merrill Lynch or Banc of America Securities LLC, as the solicitation agents, at: for Merrill Lynch (888) 654-8637 or (212) 449-4914 (collect) or for Banc of America Securities LLC (866) 475-9886 or (704) 386-3244 (collect).

About CSC

          Computer Sciences Corporation is a leading global information technology (IT) services company. CSC’s mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

          With approximately 77,000 employees, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC’s own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $14.7 billion for the 12 months ended Dec. 29, 2006. For more information, visit the company’s Web site at www.csc.com.

          All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent CSC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside CSC’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended March 31, 2006. CSC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise except as required by law.

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